Exhibit 11

United Bancshares, Inc. and Subsidiaries
Computation of Earnings per Share

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2002	2001	2002	2001
Earnings per share - Basic

EARNINGS:
Net Income	$906	$1,250	$5,944	$2,502

Average Shares Outstanding:
Weighted average common shares outstanding	3,601,262	3,585,650	3,596,169	3,304,958

Before change in accounting principle	$0.25	$0.35	$0.59	$0.76
Change in accounting principle	$-	$-	$1.06	$-
After change in accounting principle	$0.25 ========	$0.35 =======	$1.65 ========	$0.76 ========

Earnings per share - Diluted

EARNINGS:
Net Income	$906	$1,250	$5,944	$2,502

Average Shares Outstanding:
Weighted average common shares outstanding	3,601,262	3,585,650	3,596,169	3,304,958
Net effect of the assumed exercise of stock options	66,744	9,143	52,899	7,177
Total	3,668,006 ========	3,594,793 =======	3,649,068 ========	3,312,135 ========

Before change in accounting principle	$.25	$0.35	$0.59	$0.76
Change in accounting principle	$-	$-	$1.04	$-
After change in accounting principle	$0.25 ========	$0.35 =======	$1.63 ========	$0.76 ========